Skye Bioscience Appoints Dr. Karen Smith to Board of Directors

Seasoned industry veteran adds significant global biotech and biopharma experience to Skye’s Board of Directors

SAN DIEGO, CA, July 3, 2024 – Skye Bioscience, Inc. (Nasdaq: SKYE) ("Skye" or the "Company”), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel classes of therapeutic drugs that modulate the endocannabinoid system, today announced the appointment of Karen Smith, MD, Ph.D., MBA, LLM to its Board of Directors. Dr. Smith brings significant global biotech and biopharma leadership experience, complementing the Company’s operational and clinical expertise. Our strategic focus on the Nimacimab metabolic program will be supported by an evolving board as Keith Ward, PhD, and Praveen Tyle, PhD, resign from their roles as Board members, effective as of August 1, 2024.

“We welcome Karen as a member of our board of directors at a pivotal stage in our Company’s journey as we aim to fully realize the distinct therapeutic potential of Nimacimab for obesity and comorbid metabolic conditions and improve outcomes for patients with these diseases,” said Punit Dhillon, Skye’s CEO and Chair. “As we prepare to launch our Nimacimab Phase 2 clinical trial in obesity, her leadership and extensive global experience across multiple disease categories in advancing the development of therapeutics will be invaluable in helping us shape effective strategies and plans to optimally advance a broad metabolic program. We are pleased to add senior executive leadership of this caliber to our board and express our greatest appreciation for the seasoned insight and oversight provided by Keith Ward and Praveen Tyle during their time as Board members.”

Karen Smith, MD, PhD, MBA, LLM, has served as a C-suite biotech industry consultant and pharmaceutical executive, member of the board and clinical and scientific advisor during her 20-year career. She has held various roles, including Chief Executive Officer, Chief Medical Officer, and President. She is a company builder and advocate for women in science and diversity in the boardroom. Dr. Smith currently serves on the boards of Sangamo Therapeutics, Aurinia Pharma, Capstan Therapeutics, and Mariana Oncology. Previously, Dr. Smith served on the boards of Talaris Therapeutics, Forward Pharmaceuticals, Sucampo Pharmaceuticals, Acceleron Pharma, Antares Pharma, all of which were acquired. Prior to these roles, Dr. Smith held leadership roles at Allergan, AstraZeneca, and Bristol-Myers Squibb.

New Employment Inducement Award

In connection with the appointment of Brennen Brodersen as General Counsel of the Company, on July 2, 2024, Skye granted Mr. Brodersen a stock option to purchase 60,000 shares of Skye’s common stock under the Company’s 2024 Inducement Equity Incentive Plan (the “2024 Inducement Plan”), 25% of which will vest on June 17, 2025, and the remainder will vest in 36 equal monthly installments thereafter. The stock option will have an exercise price equal to the closing price of Skye’s common stock on the Nasdaq Global Market on July 2, 2024. Skye also granted Mr. Brodersen 15,000 restricted stock units under the 2024 Inducement Plan, 25% of which will vest on June 17, 2025, and the remainder will vest in 36 equal monthly installments thereafter. The equity awards are subject to the terms and conditions of the 2024 Inducement Plan and the terms and conditions of a stock option agreement and a restricted stock unit agreement, as applicable, covering the respective grant. The equity awards were granted as an inducement material to Mr. Brodersen entering into employment with Skye in accordance with Nasdaq Listing Rule 5635(c)(4).

About Nimacimab

Nimacimab is a first-in-class humanized monoclonal antibody that acts as a negative allosteric modulator to inhibit CB1 signaling in the periphery. Inhibition of CB1 has shown anti-fibrotic, anti-inflammatory, and metabolic mechanisms of action with potential to address a broad range of diseases with notable unmet medical needs such as obesity, chronic kidney disease, and metabolic dysfunction-associated steatohepatitis (MASH).

About Skye Bioscience

Skye is focused on unlocking the pharmaceutical potential of the endocannabinoid system to treat diseases with metabolic, inflammatory, and fibrotic processes. Backed by specialist life science investors, Skye's strategy leverages biologic targets with substantial human proof of mechanism for the development of first-in-class therapeutics with significant clinical and commercial differentiation. Skye plans to start a Phase 2 clinical trial in obesity in Q3 2024 for Nimacimab, a negative allosteric modulating antibody that peripherally inhibits CB1, comparing monotherapy and combination arms of Nimacimab and a GLP-1R agonist. For more information, please visit: https://www.skyebioscience.com.

CONTACTS
Investor Relations
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(858) 410-0266

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(617) 308-4306

Media Inquiries
LifeSci Communications, Michael Fitzhugh
mfitzhugh@lifescicomms.com
(628) 234-3889

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our product development, business strategy and the timing of clinical trials. Such statements and other statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including “anticipated,” “plans,” “goal,” “focus,” “aims,” “intends,” “believes,” “can,” “could,” “challenge,” “predictable,” “will,” “would,” “may” or the negative of these terms or other comparable terminology. We operate in a rapidly changing environment, and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. Risks and uncertainties that may cause actual results to differ materially include, among others, our capital resources, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Company’s periodic filings with the Securities and Exchange Commission, including in the “Risk Factors” section of Skye’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Except as expressly required by law, Skye disclaims any intent or obligation to update these forward-looking statements.